Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA  93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com

Contacts:
Media:	Harry Anderson	(805) 563-6816
Investors:	Thomas Rice	(805) 563-7188
	Diana Takvam	(805) 563-6883

Appeals Court Reduces Damages Award to Former Tenet Executive

Nov. 26, 2003 – Tenet Healthcare Corporation (NYSE: THC) announced that late Tuesday a California Court of Appeals panel issued an order reducing total damages due to John C. Bedrosian, a former executive who was terminated 10 years ago, from approximately $253 million to approximately $148 million.

The modification resulted from Tenet’s petition for a rehearing.  Although the appellate court denied the company’s petition for a rehearing, it did modify its previous ruling by changing the date from which prejudgment interest is calculated, ruling that interest should be calculated from Oct. 3, 2002, the date at which the court assumed Bedrosian would have sold the shares.  The original appellate ruling calculated interest from April 1995, the date of the original trial court judgment.  This correction reduced pre-judgment interest from approximately $112 million to approximately $7 million.

“We are gratified that the court has corrected the interest calculation,” said Gary W. Robinson, Tenet’s deputy general counsel.  “We continue to believe, however, that the evidence in this case does not justify the huge award and we intend to seek review of the appellate decision by the California State Supreme Court.”

The company had reserved the full amount of the prior $253 million judgment in its third quarter ended Sept. 30, 2003.

In October the appeals court had awarded $253 million in contract damages for failing to provide certain stock incentive awards to John C. Bedrosian, a co-founder of National Medical Enterprises Inc. (NME).  That ruling followed Bedrosian’s appeal of an earlier lower court decision that had awarded Bedrosian approximately $9.2 million.

Bedrosian was one of three founders of NME.  Bedrosian’s employment with NME was terminated in September 1993, following a federal investigation into the company’s psychiatric hospital subsidiary.  Under new management, NME was renamed Tenet Healthcare Corporation in 1995, following the resolution of the investigation and a subsequent merger of NME and American Medical International Inc.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 105 acute care hospitals with 26,216 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 109,700 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.